March 25, 1999



Fortis Benefits Insurance Company
P.O. Box 64271
St. Paul, Minnesota   55164


Gentlemen:

This opinion is furnished in connection with the offering by Fortis Benefits Insurance Company of a Flexible Premium Variable Life Insurance Policy ("Policy"), under the securities Act of 1933. The prospectus included in our registration statement on Form S-6 describes the Policy. I have reviewed the Policy Form and I am familiar with the amended registration statement, and the exhibits thereto, as proposed to be filed.

     1. The hypothetical illustrations of the Policy values, cash surrender values, and death benefits included in the prospectus are based on assumptions stated in the illustrations and are consistent with the provisions of the Policy.

     2. The Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear disproportionately more favorable to a prospective purchaser of a Policy for a preferred risk male age 35, than to a prospective purchaser of Policies for males of other ages or underwriting classes, or for females. Nor have the particular examples set forth in the illustrations been selected for the purpose of making this relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the amended registration statement and to the use of my name under the heading of "Experts" in the prospectus.

Sincerely,


/s/ Kay M. Doughty

Kay M. Doughty, ASA, MAAA
Staff Actuary
Fortis Benefits Insurance Company